EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE
OUTFITTERS

Reports Record July Sales of $175.0 Million, an Increase of 25.4%

Same Store Sales Increased 17.1%

Warrendale, PA, August 3, 2005 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended July 30, 2005 increased 25.4% to a record $175.0 million, compared to $139.6 million for the month ended July 31, 2004. Comparable store sales increased 17.1% for the July period.

Total sales for the second quarter ended July 30, 2005 increased 29.8% to $513.3 million, compared to $395.4 million for the quarter ended July 31, 2004. Comparable store sales increased 21.1% for the quarter.

Total sales for the year-to-date twenty-six week period ended July 30, 2005 increased 32.9% to $967.3 million, compared to $727.6 million for the twenty-six week period ended July 31, 2004. Comparable store sales increased 23.8% for the year-to-date period.

The company expects to report earnings of approximately $0.35 to $0.36 per share, which compares to earnings per share of $0.22 from continuing operations in the second quarter of last year, representing approximately 60% EPS growth. The company's previous second quarter earnings guidance was $0.34 to $0.35 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code #3282124.

The company will report second quarter earnings results on the morning of Tuesday, August 16, 2005. Shortly after the announcement, management will hold a conference call at 9:00 a.m. Eastern Time. To listen to the call, please dial 877-601-0864 at least 5 minutes prior to the scheduled start time. A live web cast of the call can also be accessed at the Company's web-site at www.ae.com (About AE, Investor Information).

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 783 AE stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that in connection with the closing of our books and preparation of our financial statements for the quarter, earnings expectations may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857